Comparison of change in value of $10,000 investment in General California Municipal Bond Fund, Inc.
and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                 General
               California   Lehman Brothers
   PERIOD      Municipal       Municipal
            Bond Fund, Inc.   Bond Index *

  9/30/91       10,000          10,000
  9/30/92       11,031          11,045
  9/30/93       12,690          12,452
  9/30/94       12,128          12,148
  9/30/95       13,319          13,506
  9/30/96       14,232          14,322
  9/30/97       15,450          15,614
  9/30/98       16,804          16,974
  9/30/99       16,196          16,855
  9/30/00       17,302          17,895
  9/30/01       18,933          19,759


*Source: Lipper Inc.